Filed Pursuant to Rule 424(b)(3)
Registration No. 333-44860

[Specialty Mortgage Trust, Inc. Letterhead]

Secured Investment Notes

The prospectus dated January 19, 2001 should be read in its entirety by anyone considering an investment in the Collateralized Investment Notes being offered by Specialty Mortgage Trust, Inc.
Consider carefully the risk factors beginning on page 13 of the prospectus.

December 20, 2001

TERM	RATE

3 MONTHS	4.75%
4 MONTHS	4.80%
6 MONTHS	5.00%
9 MONTHS	5.50%
12 MONTHS	6.00%

Our Secured Investment Notes are available in 1-12 month terms and are priced by us each month to achieve for investors higher yields than bank CDs with similar terms or bank money market accounts in our market area.

•	Notes are issued the 20th of every month in a limited supply with a minimum investment of $25,000.

•	Specialty Mortgage Trust Collateralized Investment Notes are primarily collateralized by mortgage loans with a principal balance of 150% of secured notes. The collateral is held by an independent, third party trustee, Banker’s Trust, one of Wall Street’s most respected institutions.

Contact
Stacy Asteriadis
(775) 826-0809
stacy@specialtyfi.com

The short-term investments referred to above are not insured or guaranteed by any governmental agency. Offers of these Notes are made by prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Available only to residents of Nevada & California

Supplement dated November 27, 2001
to the Prospectus dated January 19, 2001